FONAR CORPORATION

Fonar MRI news @ aol.com      110  Marcus   Drive     The     MRI     Specialist
For   Immediate  Release      Melville, NY  11742     An    ISO   9001   Company

Contact: Jordan   Darrow                              Contact:   Daniel   Culver
Darrow  Associates,  Inc                              Director of Communications
darrow  @ optonline. net                              Email: invest @ fonar. com
Tel:    631 / 367 - 1866                              Tel:   631  /  694  - 2929
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FONAR ANNOUNCES RECORD REVENUES FOR  FISCAL YEAR 2005 BY SURPASSING $100 MILLION

MELVILLE, NY -- September 27, 2005 -- FONAR Corporation (NASDAQ: FONR), The MRI Specialist(TM),today announced financial results for the fourth quarter and full year of fiscal 2005, which ended June 30, 2005.

Fiscal 2005 Financial Highlights

   * Demand for the MRI industry's most important development in years, the Upright(TM) MRI, resulted in an 80% increase in unit deliveries for fiscal 2005 as compared to the prior year

   *  Total revenues increased 46% to a record $104.9 million

   *  MRI product sales increased 70% to $73.1 million in fiscal 2005

   *  Service and repair revenues rose 81% to $5.8 million

   * Net income was $1.0 million compared to a net loss of $9.5 million for fiscal 2004

   *  International expansion gains traction

Commenting on the financial results for fiscal 2005, Raymond Damadian, M.D., president and chairman of FONAR, said, "Fiscal year 2005 is remarkable for FONAR in that our revenues exceeded the $100 million amount for the first time in our Company's 27 year history. In light of our record revenues of approximately $105 million, which is an increase of 46% from the prior year, we believe that our Upright(TM) MRI truly is a technology that is revolutionizing the industry. It is with the success to date of the Upright{(TM) MRI, that we are confident in FONAR's ability to reach new milestones in the years ahead.

"Our growth strategy calls for the continued geographic expansion of our sales and marketing efforts. In addition to comprehensive coverage of the United States, FONAR is increasing its marketing efforts in the European market. Recently, we announced our entry into Germany, which is considered to be the largest market for medical devices in Europe. During fiscal 2005, the Company's product sales of its Upright(TM) MRIs significantly increased in Europe, and we will continue to pursue market penetration opportunities in this region. In the US, we have been expanding our coverage and now have scanners installed in Alabama, Idaho, Louisiana, New Mexico, Pennsylvania and Virginia as well as Puerto Rico. By the end of fiscal 2005, 91 Upright(TM) MRIs had been installed in the US and abroad.

"Our marketing strategy is to continue to reach out to the doctors who are more likely to recognize the advantages of Upright(TM) imaging. In fiscal 2005, we attended the Annual Meeting of the North American Spine Society (NASS). We will continue to participate at trade shows of this caliber and, in fact, will be attending NASS again this week in Philadelphia,"

"The increasing popularity of FONAR's Upright(TM) MRIs is clearly evident in our record revenues, but there are incremental benefits that are favorable for the Company. The increasing number of installed MRI units also delivers additional revenue streams. We expect to see continued revenues of a recurring nature derived from the servicing of our machines. Therefore, we believe our growth strategy will result in an increase in revenues from products sales as well as service and maintenance.

"Achieving positive net income in fiscal 2005 is another important milestone, being our first profitable year since fiscal 1997," continued Dr. Damadian. "Our efforts to provide an MRI scanner that can find pathology not seen on a recumbent-only MRI and providing unsurpassed patient comfort are intended to deliver long term growth. To this end, we believe the acceptance of the Upright(TM) MRI is demonstrated by approximately 30% of our customers making repeat purchases. With this track record, we are very encouraged for our future prospects.

Full Year Fiscal 2005 Financial Results

Revenues for fiscal 2005 increased 46% to a record $104.9 million compared to $71.6 million for fiscal 2004. Overall revenues attributable to the medical equipment (MRI) segment were $81.3 million, a 67% increase over the $48.6 million medical equipment segment revenues reported in the comparable period of last year. The growth is primarily the result of increased scanner sales revenues for the FONAR Upright(TM) MRI, which significantly increased to $71.7 million from $42.7 million in the fiscal 2004.

Service and repair revenues increased by 81% in fiscal 2005 to $5.8 million from $3.2 million in the prior year. This increase is the result of warranty expirations and new service contract agreements for Upright(TM) MRI installations. Revenues attributable to FONAR's physician and diagnostic services management segment (HMCA) were $23.6 million, as compared to $23.0 million in fiscal 2004.

Net income for fiscal 2005 was $1.0 million, or $0.01 per share (basic and diluted), as compared to a net loss of $9.5 million, or $0.10 loss per share (basic and diluted), for the same period of fiscal 2004. The Company's ability to achieve profitability for fiscal 2005 was primarily attributable to the increase in product sales, relatively strong gross profit margins and effective management of operating expenses.

Conference Call and Web Cast

As previously announced, FONAR invites the public to participate in a conference call and web cast to discuss the Company's fiscal year 2005 financial results. The simultaneous broadcasts will be held today, September 27, at 1:00 PM Eastern time.

The conference call will be broadcast live on the Internet via the Investor Relations section of the Company's web site at www.fonar.com. Participants should access the web cast about 10 minutes prior to the start time. For those unable to attend the live results broadcast, a replay will be available beginning approximately one hour after the event. Replay information will be posted on the FONAR web site following the conclusion of the live broadcast. There is no charge for participants to access the live broadcast or replay.

About FONAR

FONAR was incorporated in 1978, making it the first, oldest and most experienced MRI manufacturer in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. Since its inception, we have installed nearly 300 MRI scanners worldwide. FONAR's stellar product line includes the Upright(TM) MRI (also known as the Stand-Up(TM) MRI), the only whole-body MRI that performs Position(TM) imaging (pMRI(TM)) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR Upright(TM) MRI often sees the patient's problem that other scanners cannot because they are lie-down only. With over 100,000 patients scanned, the patient-friendly Upright(TM) MRI has a near zero claustrophobic rejection rate by patients. As a FONAR customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while they watch a 42" flat screen TV. Our latest MRI scanner is the FONAR 360(TM), a room-size recumbent scanner that optimizes openness while facilitating physician access to the patient. FONAR is headquartered on Long Island, New York, and has approximately 500 employees. Additional information may be found on the FONAR Web site at www.fonar.com.

             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   For the Years Ended
                          ------------------------------------------
                             June 30,       June 30,     June 30,
                               2005           2004         2003
                          ------------   ------------   ------------
Revenues                  $104,898,544   $ 71,609,357  $52,891,535

Net Income (Loss)         $  1,014,409   $ (9,494,383) $(15,006,416)

Basic & Diluted
Earnings (Loss)
per Share                      $0.01         $(0.10)       $(0.20)


             MRI Specialist, Stand-Up, Upright, Position, PMRI and
              The Proof is in the Picture are trademarks of FONAR.

                                       ###

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.